Exhibit 10.34

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated January 24, 2018, shall amend that certain Employment Agreement, dated January 5, 2015, and as amended on January 6, 2017 (the “Employment Agreement”), by and between Vine Oil & Gas GP LLC, a Delaware limited liability company (“Vine GP”), and John Regan (“Executive”), which Employment Agreement was assigned to Vine Management Services LLC (“VMS”), a wholly-owned indirect subsidiary of Vine GP, on March 15, 2016. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Employment Agreement.

RECITALS

WHEREAS, as set forth below, the parties desire to amend the Term of Employment, compensation and other provisions, as set forth in the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

AMENDMENT

1.    Amendment to the Employment Agreement. Effective as of January 1, 2018, the Employment Agreement shall be amended as follows:

(a)    Section 2 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Initial Term of Employment shall commence on the Effective Date and continue until the second anniversary of the Effective Date, unless earlier terminated as provided in Section 8 hereof; provided that after the Initial Term of Employment and any subsequent extension thereof, the Term of Employment shall automatically be extended for successive one-year periods; and provided, further, that, effective as of January 5, 2018, the Term of Employment shall automatically be extended to March 31, 2019 and shall thereafter automatically be extended for successive one-year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 8 hereof.”

(b)    Section 3(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(a)    Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Executive Vice President and Chief Financial Officer of the Company Group and shall have such duties and responsibilities commensurate with such titles. Executive also agrees to serve as an officer and/or director of any member of the Company Group, in each case without additional compensation.”

(c)    Sections 4(a) and 4(b) of the Employment Agreement shall be deleted in their entirety and replaced with the following:

“(a)    Base Compensation. Executive shall be provided annualized Base Compensation, payable in accordance with the regular payroll practices of the Company, of $425,000, with adjustments, if any, as may be approved in writing by the Board.

(b)    Annual Bonus. Executive shall be eligible to earn an annual cash bonus with respect to each fiscal year of the Company Group ending during the Employment Term (pro-rated for any fractional years), with a target bonus opportunity of sixty-five percent (65%) of Executive’s Base Compensation (the “Target Bonus”). The amount of such Target Bonus shall be determined by the Board in its sole discretion based upon the achievement of both (a) company performance metrics for each of (i) Vine LP and (ii) Brix Oil & Gas Holdings LP (“Brix”) and its subsidiaries (weighted, by the Board in its sole discretion, based on the relative activity levels of such companies) and (b) personal objectives and goals. The company performance metrics and personal objectives and goals shall be established each year by (x) the Board (or the compensation committed thereof as delegated by the Board), and (y) solely with respect to the foregoing clause (ii), the board of Brix Oil & Gas Holdings GP LLC (or the compensation committed thereof as delegated by the board of Brix Oil & Gas Holdings GP LLC), in each case after consultation with Executive. The Target Bonus, to the extent earned, shall be paid promptly after delivery of the audited financial statements for each of Vine LP and Brix for the relevant performance year if Executive is employed by the Company on such date and, for the avoidance of doubt, shall not be subject to mandatory reinvestment under the respective limited partnership agreements of Vine LP or Brix; provided that it is understood that the Target Bonus opportunity is in lieu of (and not in addition to) any future discretionary bonuses that would be paid pursuant to Section 4.4 and Exhibit D of that certain Limited Partnership Agreement of Brix, dated as of March 15, 2016. Brix is an express third party beneficiary of this Section 4(b). Further, a one-time bonus in recognition of your contributions to certain Company Group initiatives during 2017 (namely, Vine LP’s proposed acreage swap and issuance of senior unsecured notes) is currently being considered by the compensation committee of Vine LP; provided that it is understood that any such bonus would be in addition to the annual Target Bonus contemplated by this Section 4(b).”

(d)    Section 11 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement.”

(e)    The second sentence of Section 14(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than to a successor of Vine LP, Brix, Harvest Royalties Holdings LP or their respective subsidiaries) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned).”

2.    Other Provisions. Except as expressly modified by this Amendment, the terms and conditions of the Employment Agreement shall remain in full force and effect.

3.    General Provisions. This Amendment may be executed in separate counterparts and delivered by fax or email. This Amendment and all questions concerning the construction, validity and interpretation of this Amendment and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas to be applied. The provisions of this Amendment may be amended and waived only with the prior written consent of the Company (through the Board) and Executive.

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The parties hereto have executed this Second Amendment to Employment Agreement on the date first above written.

VINE MANAGEMENT SERVICES LLC

By:	/s/ Eric Marsh
Name:	Eric Marsh
Title:	Chief Executive Officer

EXECUTIVE

/s/ John Regan
John Regan

Signature Page to Second Amendment to Employment Agreement